EXHIBIT 99.1

Press Release

SOURCE: New World Brands, Inc.

NEW WORLD BRANDS Acquires Rights to Wallaby Creek Brand Wines

Fort Lauderdale, FL.--(BUSINESS WIRE)—March 29, 2005—Dr. Selvin Passen, Chairman of New World Brands, Inc., announced that the Company, through its wholly owned subsidiary International Importers, Inc., has acquired a 50% ownership interest in the brand Wallaby Creek Wines from Australia in the United States with the exclusive rights to distribute the wines in the United States. The Company will import the wine into the United States from Australia and will be the sole source for this brand. Wallaby Creek distributors currently include Southern Wine & Spirits, M.S. Walker, Allied Beverage Group and Paramount Distributors to name a few. Dr. Passen stated that “over the past six months we have put together a portfolio of products which now includes a selection of fine wines from Australia, Italy, Mexico and Spain along with a complete line of Spirits.” Dr. Passen went on to note that “we have assembled a comprehensive wine and spirit portfolio and have now taken another significant step towards Brand ownership. We are now in a position to go to the marketplace and be acknowledged as a new but important player in the Spirit Industry”.

Separately, Costas Ataliotis, President and CEO, announced the appointment of David Rudden as Senior Vice President of Sales and Marketing for the Company. For the past 25 years Mr. Rudden has served in a senior management position with several of the leading United States Importers and Distributors such as 21 Brands, Inc. and wineries such as Kendal-Jackson winery.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Forward looking statements in this release with respect to the Company’s business, financial condition, and results of operations are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including but not limited to, certain delays beyond the Company’s control with respect to market acceptance of new technologies, products, or service delays in testing and evaluation of product, the effect of the Company’s accounting policies as well as certain risk factors, which are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The wine and spirits industry is a highly competitive and fragmented. There is no assurance that the Company’s products will be able to successfully compete in this market. Further this industry is subject to extensive regulation by the U.S. Federal Bureau of Alcohol, Tobacco and Firearms and foreign agencies, state and local liquor authorities. The Company cannot provide any assurance that future regulatory challenges will not negatively impact operations, financial condition and results of operations.

Investor Relations: Please Contact:

Eileen Kedersha 954-713-0410 Email: intspirits@bellsouth.net